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                                                                    EXHIBIT 23.1




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Equity Incentive Plan, 2002 Non-Employee Directors' Stock Option Plan and 2002 Employee Stock Purchase Plan of LeapFrog Enterprises, Inc. of our reports dated February 28, 2002 with respect to the consolidated financial statements and schedule of LeapFrog Enterprises, Inc., included in the Registration Statement (Form S-1 No. 333-86898) and related Prospectus of LeapFrog Enterprises, Inc. for the registration of shares of its Class A common stock filed pursuant to Rule 424(b) under the Securities Act of 1933 with the Securities and Exchange Commission.

                                                     /s/ ERNST & YOUNG LLP


San Francisco, California
July 19, 2002